Exhibit 10.2
First Amendment to Standard Office Lease

This First Amendment to Standard Office Lease (“First Amendment”) is made and entered into as of the 19th day of April, 2017, between Employers Mutual Casualty Company, as Landlord, and VOYA Services Company, as Tenant.

WHEREAS, Landlord and Tenant did make and enter into that certain Standard Office Lease dated February 24, 2017, (the “Lease”) for certain premises therein described; and

WHEREAS, the parties wish to amend Section 35 of the Lease regarding the Generator as provided herein.

NOW, THEREFORE, in consideration of the recitals set forth above, and of mutual covenants and agreements set forth herein, the parties hereto amend the Standard Office Lease as follows:

1.Section 35 entitled “Generator” is hereby deleted and the following provision shall be inserted in place thereof:

35.    GENERATOR.

(a)     During the Term, as the same may be extended, Landlord shall install a new 900kW emergency generator by December 31, 2017, and thereafter maintain in operable condition during the Term, test and monitor an emergency generator pursuant to mutually agreeable specifications (the “Emergency Generator”) in accordance with a NFPA 101 standard, and the Municipal Code of the City of Des Moines. Landlord shall provide Tenant with copies of any monitoring and / or testing results upon reasonable request at reasonable intervals. Landlord acknowledges that Tenant shall be permitted to utilize up to 350kW of the capacity of the Emergency Generator for its needs, but shall not exceed that capability without Landlord’s prior approval and coordination. Landlord will monitor Tenant’s use through a demand meter. Landlord may utilize a portion of the capacity of the Emergency Generator for the needs of the Building (i.e. life safety), provided however, that no such use shall overburden the Emergency Generator or interfere with Tenant’s utilization of the Emergency Generator. The intent of design is to provide enough generator capacity to support Tenant load and Fire Life Safety requirements.

(b)    Tenant acknowledges that, provided that no other tenants of the Building have the right to utilize the Emergency Generator, thirty-nine percent (39%) of the Emergency Generator’s operation, maintenance and repair costs shall be allocated to Tenant as a Building Operating Expense. Tenant will pay its pro rata share of the remaining sixty-one percent (61%) of the Emergency Generator’s operation, maintenance and repair costs associated with Building Fire Life Safety requirements in accordance with the provisions of Section 7. If Landlord allocates Emergency Generator capacity to other tenants, then Tenant’s pro rata share will be adjusted accordingly. Notwithstanding the foregoing, Tenant shall always be allocated a minimum of 350kW.

(c)    Costs allocated between Tenant and Landlord will be for Emergency Generator design, acquisition and installation including distribution panel(s) for Tenant’s transfer switches, if necessary (assuming the Emergency Generator infrastructure is not duplicative with the infrastructure already supported in the Building), it being understood and agreed that Tenant transfer switch(s), distribution panels, feeders and branch circuits, if required, will be Tenant’s sole cost and expense and Tenant will not be allocated any of Landlord’s cost of transfer switches, distribution panels, feeders and branch circuits, or distribution panels solely used by Landlord except for one feeder breaker in Landlord’s Emergency Distribution Panel. Allocated costs will also include cost of load management system to shed Tenant’s load in order to maintain fire/life safety requirements if required by City of Des Moines or MidAmerican Energy Company.  Tenant agrees to reimburse Landlord for all costs to acquire and install the Emergency Generator based on the formula below, based on the expected life of the generator (which life shall be no less than fifteen (15) years) prorated to Tenant’s lease term as may be extended and prorated to Tenant’s requirements versus the Building requirements. By way of example only, Tenant Emergency Generator use requirements are 350kW and the Building Emergency Generator capacity is 900kW, Tenant’s proportionate use of the Emergency Generator is calculated as a fraction, the numerator of which is Tenant Emergency Generator requirements and the denominator of which will be the Building Emergency Generator capacity (350kW/900kW = 0.39). Therefore, in this example, Tenant’s proportionate use of the generator capacity is 39%. The amortized cost of the generator shall be calculated by a fraction, the numerator of which shall be the cost of the Emergency Generator, which we will say by way of example is $1,350,000.00, and the denominator of which is the estimated life of the Emergency Generator, which we will say is 15 years ($1,350,000.00/15 years = $90,000.00). Therefore, the total Emergency Generator amortization in this example equals $90,000.00 per year for total Emergency Generator amortization. Finally, Tenant’s annual share would be determined by multiplying Tenant’s proportionate use of the Emergency Generator by the generator amortization (39%*$90,000.00 = $35,100.00) equaling, in this example, a total share of $35,100.00 owed by Tenant.

(d)    Landlord does hereby grant Tenant the right to and through building chases and electrical spaces and other spaces as may be mutually agreed upon to route appropriate emergency power feeders together with distribution panels, transfer switches and associated generator and transfer switch control wiring to Tenant’s Premises.

(e)    Landlord shall conduct all required Emergency Generator testing on weekends, outside of normal Building hours and upon prior notice to, and coordination with Tenant, so as not to disrupt Tenant’s business operations. Landlord shall not conduct tests of the Emergency Generator without prior coordination with Tenant. Any testing required of Tenant’s emergency system, including transfer switches, will be conducted by Landlord with Tenant prior coordination and approval. Tenant shall not have access to the Emergency Generator at any time unless accompanied by Landlord, which escort shall be reasonably provided upon request.

2.    Each of the parties represents and warrants to the other party that no consent, approval or authorization of any person or entity is required in connection with this First Amendment, that this First Amendment has been duly authorized, and that the individuals signing this First Amendment on behalf of said party are duly authorized to do so.

3.    Except as expressly amended in this First Amendment, all of the terms, conditions and provisions of the Lease, as heretofore amended, shall continue and remain in full force and effect. All capitalized terms shall have the meanings as set forth herein, or in the Lease, as the context requires.

IN WITNESS WHEREOF, Landlord and Tenant have signed this First Amendment to Standard Office Lease as of the day and year first above written.

Signed, Sealed, and Delivered        Employers Mutual Casualty Company
in the Presence of:

/s/Maureen E. Murphy___________        By: /s/Robert L. Link_________________

___________________            Its Senior Vice President and Corporate
Secretary

VOYA Services Company

___________________________        By: /s/Ronald Falkner_________________
Ronald Falkner

/s/Denise Pillarella____________        Its Vice President____________________